EXHIBIT 10.5
EXTRACTION OIL & GAS, INC.
EXECUTIVE SEVERANCE PLAN

Extraction Oil & Gas, Inc. (the “Company”) has adopted this Extraction Oil & Gas, Inc. Executive Severance Plan for eligible executives of the Company (the “Plan”), effective as of November 13, 2019 (the “Effective Date”). The Plan is intended to provide severance benefits to eligible executives in the event of certain qualifying terminations of employment from the Company. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be and will be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.

1.Eligible Executives. An executive of the Company will become a participant in the Plan (a “Participant”) as of the date the executive is specifically designated a participant by the Plan Administrator (as defined below in Section 5.1).

2.Eligibility for Severance Benefits.

2.1 Participant will be eligible to receive Severance Benefits (as defined below in Section 3.2) under the Plan upon the Participant’s Qualifying Termination (as defined below in Section 2.3), provided that the Participant:

a.enters into a Participation Agreement with the Company in substantially the form set forth on Schedule A hereto (a “Participation Agreement”), which will include a Restrictive Covenant Agreement (a “Restrictive Covenant Agreement”);

b.performs all transition and other matters required of the Participant by the Company before the Participant’s Qualifying Termination;

c.returns to the Company any property of the Company that has come into the Participant’s possession upon the Participant’s Qualifying Termination; and

d.executes and returns (and does not thereafter revoke), within 45 days after the Participant’s Qualifying Termination, a general release in a form acceptable to the Plan Administrator (the “Release”), under which the Participant, among other things, releases and discharges the Company and its subsidiaries and affiliates from all claims and liabilities relating to the Participant’s employment with the Company and the termination of such employment. “Release Effective Date” means, with respect to a Participant, the date the Participant’s Release becomes effective and is no longer subject to revocation. “Payment Date” means the Company’s first regularly scheduled payroll date after the Release Effective Date.

2.2 “Termination of Employment” means, with respect to each Participant, the Participant’s termination of employment with the Company and all of its subsidiaries and affiliates. Any payments to be made to a Participant under the Plan upon a Termination of Employment will only be made upon such Participant’s “separation from service,” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.3 “Qualifying Termination” means, with respect to each Participant, a Termination of Employment:
a.by the Company not for Cause (as defined below in Section 2.4);

b.by the Participant with Good Reason (as defined below in Section 2.5); or

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c.due to the Participant’s Disability (as defined below in Section 2.6) or death.

If the Participant’s Termination of Employment is by the Company for Cause or by the Participant without Good Reason, the Participant will not be eligible to receive Severance Benefits under the Plan.

2.4 “Cause” means, with respect to each Participant, a determination by the Plan Administrator that the Participant:
a.has engaged in gross negligence or willful misconduct in the performance of the Participant’s duties with respect to the Company or any of its affiliates;

b.has materially breached any provision of the Participant’s Participation Agreement;

c.has committed an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty with respect to the Company or any of its affiliates; or

d.has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

In order to terminate a Participant’s employment for Cause, the Plan Administrator must provide the Participant with a written notice providing in reasonable detail the specific circumstances alleged to constitute Cause and the Participant must not have cured or remedied the alleged Cause event (if susceptible to cure) in the Plan Administrator’s good faith judgment within 30 days after the Participant’s receipt of such notice.

2.5 “Good Reason” means, with respect to each Participant, the occurrence of any of the following events:

a.a material diminution in the Participant’s base salary;

b.a material diminution in the Participant’s authority, duties, or responsibilities;

c.the involuntary relocation of the geographic location of the Participant’s principal place of employment by more than 50 miles; or

d.a material breach by the Company of the Plan with respect to the Participant.

Any assertion by a Participant of a Termination of Employment for “Good Reason” will not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 2.5(a), (b), or (c) giving rise to the Participant’s Termination of Employment must have arisen without the Participant’s consent; (ii) the Participant must provide written notice to the Company of such condition within 45 days of the later of the initial existence of the condition or when the Participant first learns of the existence of the condition (provided that such notice, if provided within 45 days of when the Participant first learns of the existence of the condition, must in all circumstances be provided no later than 90 days after the initial existence of the condition); (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (iv) the Participant’s Termination of Employment must occur within 90 days after the initial existence of the condition specified in such notice or when the Participant first learns of the existence of the condition (provided, however, that such termination may in no circumstance occur later than 2 years after the initial existence of the condition).

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2.6 “Disability” means, with respect to each Participant, an incapacity that has resulted in qualification of the Participant to receive long-term disability benefits under the Company’s long-term disability plan; and if the Participant is not covered by such a plan, the Participant will be considered to have a Disability if the Participant’s incapacity results in a determination by the Social Security Administration that the Participant is entitled to a Social Security disability benefit.

2.7 If the Participant dies before receiving a portion of the Participant’s Severance Benefits under the Plan, any remaining Severance Benefits will be paid to the appointed administrator, executor, or personal representative of the Participant’s estate no later than March 15th following the calendar year in which the Participant’s death occurs.

3.Severance Benefits.

3.1 Participation in the Plan will not affect any Participant’s rights to the following Company benefits, which the Company will pay in accordance with applicable law and terms of the applicable Company plan, in each case to the extent applicable to the Participant (the “Accrued Benefits”):

a.base salary earned through Termination of Employment;

b.unpaid annual cash bonus for the calendar year before the year in which Termination of Employment occurs; provided, however, that a Participant will not be entitled to payment of any bonus upon a Termination of Employment for Cause;

c.reimbursement for approved but unreimbursed business expenses incurred through Termination of Employment;

d.continued insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any similar state law; and

e.vested retirement benefits under the Company’s retirement plans.

3.2 If the Participant satisfies the requirements of the Plan, including the Participant’s execution and non-revocation of the Release, upon a Qualifying Termination, the Participant will be eligible to receive the following (the “Severance Benefits”):

a.If the Qualifying Termination occurs outside a Change in Control Period (as defined below in Section 3.3) and is by the Company not for Cause (but not including the Participant’s Termination of Employment due to Disability or death) or by the Participant for Good Reason, then Severance Benefits will be as follows:

i.on the Payment Date, a lump sum cash amount equal to the Participant’s annual base salary as in effect immediately before the Qualifying Termination, divided by 12, multiplied by the Non-CIC Applicable Factor for the Participant set forth on Schedule B hereto;

ii.on the Payment Date, a lump sum cash amount equal to the Participant’s target annual cash bonus for the year of the Qualifying Termination, prorated to reflect the number of days that the Participant was employed during the year of the Qualifying Termination;

iii.if the Participant timely and properly elects health plan continuation coverage under COBRA, the Company will reimburse the Participant for the monthly COBRA

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premium paid by the Participant for the Participant and the Participant’s dependents; provided that the Participant will be eligible to receive such reimbursement until the earliest of (A) the 18-month anniversary of the Qualifying Termination, (B) the date the Participant is no longer eligible to receive COBRA continuation coverage, and (C) the date the Participant becomes eligible to receive substantially similar coverage from another employer or other source; and provided, further, that if the Company’s payments under this Section 3.2(a)(iii) would violate the nondiscrimination rules under the ACA, or result in the imposition of penalties under the ACA, the Participant will not be entitled to any such payments; and

iv.notwithstanding anything to the contrary contained in any equity compensation plan of the Company (each, an “Equity Plan”) or any award agreement thereunder, acceleration of the Participant’s outstanding Equity Plan awards as follows:

A.each Equity Plan award that vests based solely on continued service (a “Time Award”) will become 100% vested on the Payment Date,

B.for each Equity Plan award that vests based on the attainment of performance goals (“a Performance Award”), if there is less than 1 year remaining in the applicable performance period, the award will remain outstanding and continue to vest under its original terms (only without regard to any continued service requirement); and if there is more than 1 year remaining in the applicable performance period, the award will remain outstanding and continue to vest under its original terms (only without regard to any continued service requirement) and the final amount of the award will be prorated based on the number of days that the Participant was employed during the performance period, and

C.each exercisable Equity Plan award (e.g., a stock option or a stock appreciation right) that is or becomes exercisable will remain exercisable until the latest date on which the award would have expired by its original terms (disregarding any early termination due to separation from service), subject to any rights the Company may have to liquidate such award for fair market value in connection with a corporate transaction.

b.If the Qualifying Termination occurs inside a Change in Control Period and is by the Company not for Cause (but not including the Participant’s Termination of Employment due to Disability or death) or by the Participant for Good Reason, then the Severance Benefits will be as follows:

i.on the Payment Date, a lump sum cash amount equal to the sum of the Participant’s annual base salary plus target annual bonus as in effect immediately before the Qualifying Termination, divided by 12, multiplied by the CIC Applicable Factor for the Participant set forth on Schedule C hereto;

ii.notwithstanding anything to the contrary contained in any Equity Plan or any award agreement thereunder, acceleration of the Participant’s outstanding Equity Plan awards as follows:

A.each Time Award will become 100% vested on the Payment Date,

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B.for each Performance Award, the target payout opportunities attainable under such awards will be deemed to have been fully earned as of the Change in Control based upon the greater of (1) an assumed achievement of all relevant performance goals at the “target” level or (2) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end before the Change in Control, and

C.each exercisable Equity Plan award (e.g., a stock option or a stock appreciation right) that is or becomes exercisable will remain exercisable until the latest date on which the award would have expired by its original terms (disregarding any early termination due to separation from service), subject to any rights the Company may have to liquidate such award for fair market value in connection with a corporate transaction.

c.If the Qualifying Termination is due to the Participant’s Disability or death, whether inside or outside the Change in Control Period, then the Severance Benefits will be as follows:

i.on the Payment Date, a lump sum cash amount equal to the Participant’s annual base salary as in effect immediately before the Qualifying Termination;

ii.on the Payment Date, a lump sum cash amount equal to the Participant’s target annual cash bonus for the year of the Qualifying Termination, prorated to reflect the number of days that the Participant was employed during the year of the Qualifying Termination; and

iii.notwithstanding anything to the contrary contained in any Equity Plan or any award agreement thereunder, acceleration of the Participant’s outstanding Equity Plan awards as follows:

A.each Time Award will become 100% vested on the Payment Date, and

B.for each Performance Award, the target payout opportunities attainable under such awards will be deemed to have been earned as of the Qualifying Termination based on the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end before the Qualifying Termination.

d.For the avoidance of doubt, a Participant may only receive Severance Benefits under one of Section 3.2(a), Section 3.2(b), or Section 3.2(c) above.

3.3 “Change in Control Period” means the period beginning on a Change in Control and ending 18 months after the Change in Control.

3.4 “Change in Control” means the occurrence of any of the following events:

a.a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (i) the holders of equity securities of the Company immediately before such transaction do not beneficially own immediately after such transaction equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately before such

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transaction or (ii) the persons who were members of the Board immediately before such transaction do not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction;

b.the dissolution or liquidation of the Company;

c.any person or entity, including a “group” as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including the power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company; or

d.as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election cease to constitute a majority of the Board.

For purposes of this definition, (1) “resulting entity” in the context of a transaction that is a merger, consolidation, or sale of all or substantially all assets means the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction, in which event the resulting entity is such other entity, and (2) after the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” will refer to the resulting entity and the term “Board” will refer to the board of directors (or comparable governing body) of the resulting entity.

Notwithstanding the foregoing, for purposes of any Severance Benefits that provide for a deferral of compensation under Code Section 409A, to the extent the impact of a Change in Control on such an Severance Benefits would subject a Participant to additional taxes under Code Section 409A, a Change in Control for purposes of such Severance Benefits will mean a Change in Control that is also a “change in control” under Code Section 409A.

4.Forfeiture of Benefits.

4.1 Cessation of Benefits. All Severance Benefits to a Participant under the Plan shall cease immediately:

a.Upon discovery by the Company that the Participant, while working as an employee of the Company, engaged in any activity that would have constituted Cause; or

b.Upon discovery by the Company that the Participant has violated the Participant’s Restrictive Covenant Agreement.

4.2 Repayment of Benefits. The Company reserves the right to recover Severance Benefits under the Plan from a Participant if the Participant violates the Participant’s Restrictive Covenant Agreement.

5.Plan Administration.

5.1 The Plan will be administered by the Compensation Committee of the Board (the “Plan Administrator”).

5.2 The Plan Administrator will have full and complete authority to enforce the Plan in accordance with its terms and will have all powers necessary to accomplish that purpose, including the following:

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a.To apply and interpret the Plan, including the authority to construe disputed provisions;

b.To determine all questions arising in its administration, including those related to the eligibility of persons to become Participants and eligibility for Severance Benefits, and the rights of Participants;

c.To compute and certify the amount of Severance Benefits payable to Participants;

d.To authorize all disbursements in accordance with the Plan;

e.To employ and reasonably compensate accountants, attorneys, and other persons to render advice or perform services for the Plan as it deems necessary;

f.To make available to Participants upon request, for examination during business hours, such records as pertain exclusively to the examining Participant; and

g.To appoint an agent for service of legal process.

5.3 All decisions of the Plan Administrator based on the Plan and documents presented to it will be in the Plan Administrator’s sole discretion and will be final and binding upon all persons.

5.4 In no event will the Company, the Plan Administrator, or any officer or director of the Company incur any liability for any act or failure to act with respect to the Plan.

6.Claims Procedures.

6.1 Claims for Benefits. Generally, an obligation of the Plan to provide Severance Benefits to a Participant arises only after the Participant executes a Participation Agreement and incurs a Qualifying Termination. A Participant not receiving Severance Benefits who believes that he or she is eligible for such benefits, or a Participant disputing the amount of Severance Benefits, or any such Participant’s authorized representative (the “Claimant”), may request in writing that his or her claim be reviewed by the Plan Administrator. All such claims for benefits must be submitted to the Plan Administrator at the following address within 60 days after the Participant’s Termination of Employment:

Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, CO 80202
Attention: Plan Administrator for Executive Severance Plan

The review of all claims for Severance Benefits will be governed by the following rules:

a.Time Limits on Decision. Unless special circumstances exist, a Claimant who has filed a claim will be informed of the decision on the claim within 90 days of the Plan Administrator’s receipt of the written claim. This period may be extended by an additional 90 days if special circumstances require an extension of time, provided the Claimant is notified of the extension within the initial 90-day period. The extension notice will indicate:

i.The special circumstances requiring the extension of time; and

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ii.The date, no later than 180 days after receipt of the written claim, by which the Claimant can expect to receive a decision.

b. Content of Denial Notice. If a claim for benefits is partially or wholly denied, the Claimant will receive a written notice that:

i. States the specific reason or reasons for the denial;

ii. Refers to the specific Plan provisions on which the denial is based;

iii. Describes and explains the need for any additional material or information that the Claimant must supply in order to perfect the claim; and

iv. Describes the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

6.2 Appeal of Denied Claims. If the Claimant’s claim is denied and he or she wants to submit a request for a review of the denied claim, the following rules apply:

a.Review of Denied Claim. If a Claimant wants his or her denied claim to be reconsidered, the Claimant must send a written request for a review of the claim denial to the Plan Administrator no later than 60 days after the date on which he or she receives written notification of the denial. The Claimant may include any written comments, documents, records, or other information relating to the claim for benefits. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relating to the claim for benefits. The Plan Administrator’s review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

b.Decision on Review. The Plan Administrator will review the denied claim and provide a written decision within 60 days of the date the Plan Administrator receives the Claimant’s written request for review. This period may be extended by an additional 60 days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 60-day period. The extension notice will indicate:

i.The special circumstances requiring the extension of time; and

ii.The date, no later than 120 days after receipt of the written request for review, by which the Claimant can expect to receive a decision.

c.Content of Denial Notice. If a claim for benefits is partially or wholly denied on appeal, the Claimant will receive a written notice that:

i.States the specific reason or reasons for denial;

ii.Refers to the specific Plan provisions on which the denial is based;

iii.Includes a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

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iv.Includes a statement of the right to bring a civil action under Section 502(a) of ERISA.

6.3 Limitations on Legal Actions; Dispute Resolution. Claimants must follow the claims procedures described in this Section 6 before taking action in any other forum regarding a claim for benefits under the Plan. Furthermore, any such action initiated by a Claimant under the Plan must be brought by the Claimant within one year of a final determination on the claim for benefits under these claims procedures, or the Claimant’s benefit claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it. Further, after following the claims procedures described in this Section 6, the following terms apply to any further disputes that may arise regarding the Plan (other than disputes with respect to a Restrictive Covenant Agreement):

a.In the event of any dispute, claim, question, or disagreement arising out of or relating to the Plan, the parties will use their best efforts to settle such dispute, claim, question, or disagreement. To this effect, they will consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

b.If the parties do not reach such a resolution within a period of 30 days, then any such unresolved dispute or claim, upon notice by any party to the other, will be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association in effect at the time demand for arbitration is made by any such party. The parties will mutually agree upon a single arbitrator within 30 days of such demand. In the event that the parties are unable to so agree within such 30-day period, then within the following 30-day period, 1 arbitrator will be named by each party. A third arbitrator will be named by the 2 arbitrators so chosen within 10 days after the appointment of the first 2 arbitrators. In the event that the third arbitrator is not agreed upon, he or she will be named by the American Arbitration Association. Arbitration will occur in the State of Colorado or such other location as may be mutually agreed to by the parties.

c.The award made by all or a majority of the panel of arbitrators will be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that the Plan evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules will govern the interpretation, enforcement, and proceedings under this Section 6.3. Any provisional remedy that would be available from a court of law will be available from the arbitrators to the parties to the Plan pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

d.By agreeing to binding arbitration, a Participant must waive his or her right to a jury trial. The claims covered by this Section 6.3 include any statutory claims regarding a Participant’s employment or the termination of his or her employment, including claims regarding workplace discrimination.

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7.Miscellaneous.

7.1 Withholding. The Company will have authority to withhold or cause to have withheld applicable income and payroll taxes from any Severance Benefits under the Plan to the extent required by law.

7.2 No Contract of Employment. The Plan will not be deemed to constitute a contract of employment or impose on the Company any obligation to retain any Participant as an employee, to continue any Participant’s current employment status, or to change any employment policies of the Company, nor will any term of the Plan restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his employment with the Company.

7.3 Source of Benefits. The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA. All benefits payable under the Plan will be paid or provided by the Company from its general assets. The Plan is not intended to be a pension plan described in Section 3(2)(A) of ERISA.

7.4 Section 409A. It is intended that the payments and benefits available under the Plan will be, to the greatest extent possible, exempt from the application of Code Section 409A, and the Plan will be construed and interpreted accordingly. However, if the Company determines that all or a portion of the payments or benefits provided under the Plan constitute “deferred compensation” under Code Section 409A and that the Participant is a “specified employee,” as such term is defined under Code Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the applicable payments will be delayed until the first payroll date after the 6-month anniversary of the Participant’s “separation from service” (as defined under Code Section 409A) and the Company will (a) pay to the Participant a lump sum amount equal to the sum of the payments that the Participant would otherwise have received during such 6-month period had no such delay been imposed and (b) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan will be treated as a separate payment. The Company makes no representations that the payments and benefits provided under the Plan comply with Code Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of noncompliance with Code Section 409A.

7.5 Plan Amendment and Termination. The Plan Administrator may at any time terminate or amend the Plan with respect to any or all Participants for any reason, including altering, reducing, or eliminating benefits to be paid to Participants who have not yet experienced a Termination of Employment; provided, however, that any amendment or termination that eliminates potential Severance Benefits for a Participant may not be effective until 18 months after notice is provided to the Participant. The provisions of the Plan as in effect at the time of a Participant’s Termination of Employment will control any Severance Benefits paid to that Participant, unless modified by the Plan Administrator or otherwise specified in the Plan.

7.6 Severability. Should any term of the Plan be deemed or held to be unlawful or invalid for any reason, such fact will not adversely affect the other terms of the Plan unless such determination will render impossible or impracticable the functioning of the Plan, and in such case, an appropriate term or terms will be adopted so that the Plan may continue to function properly.

7.7 Non-Assignment. The rights of a Participant under the Plan are personal. No interest of a Participant under the Plan may be assigned, transferred, seized by legal process, or subjected to the

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claims of creditors in any way. A Participant’s rights under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance.

7.8 Governing Law. The Plan will be construed according to the laws of the State of Colorado, except as preempted by ERISA or other applicable federal law.

EXHIBIT 10.5
SCHEDULE A TO EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT
EXTRACTION OIL & GAS, INC.
EXECUTIVE SEVERANCE PLAN

This Participation Agreement is made and entered into by and between the Executive set forth below (“you”) and Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), effective as of ________________________ (the “Agreement Date”).

The Company maintains the Extraction Oil & Gas, Inc. Executive Severance Plan (the “Plan”), which provides specified severance benefits in connection with certain Qualifying Terminations (as defined in the Plan). You hereby acknowledge that you have read and understand all of the terms of the Plan, and that you agree to participate in the Plan subject to those terms. You agree that as a result of you becoming a participant in the Plan, the Employment Agreement between the Company and you dated ________________________ will be terminated in its entirety, and that neither you nor the Company will have any further rights or obligations under such Employment Agreement as of the Agreement Date.

By signing this Participation Agreement, you are also acknowledging that you have read and understand all of the terms of the Restrictive Covenant Agreement attached as Exhibit 1 to this Participation Agreement, and that you agree to all of the terms of that Restrictive Covenant Agreement as a condition to participating in the Plan.

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement, in the case of the Company by its duly authorized officer, as of the Agreement Date.

EXTRACTION OIL & GAS, INC. EXECUTIVE
Sign name: Sign name:
Print name: Print name:
Title:

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EXHIBIT A TO PARTICIPATION AGREEMENT

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made by and between Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), and [Name] (“Executive”) effective [Date] (the “Effective Date”), and hereby amends and replaces in its entirety any other restrictive covenant agreement heretofore entered into between Executive and the Company or any of its affiliates.

W I T N E S S E T H:

WHEREAS, the Company maintains an Executive Severance Plan (the “Plan”).

WHEREAS, Executive is required to enter into this Agreement as a condition to participating in the Plan.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, capitalized words shall have the meanings from the Plan.

ARTICLE II
PROTECTION OF INFORMATION

2.1 Disclosure to and Property of the Company. For purposes of this Article II, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company or its affiliates, as applicable. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon Executive’s Termination of Employment, for any reason, Executive

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promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

2.2 Disclosure to Executive. The Company has and will disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company (or its affiliates); and has and will entrust Executive with business opportunities of the Company (or its affiliates); and has and will place Executive in a position to develop business good will on behalf of the Company (or its affiliates).

2.3 No Unauthorized Use or Disclosure.

(a) Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.

(b) Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

(c) At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article II. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

(d) Nothing in this Agreement (including Article III below) will prevent Executive from: (i) reporting possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent Executive from making a disclosure of a trade secret that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

EXHIBIT 10.5
2.4 Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

2.5 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. For the period of 2 years after Executive’s Termination of Employment, at the request from time to time and expense of the Company or its affiliates, Executive shall assist the Company or its nominee(s) in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

2.6 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article II by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article II by terminating Severance Benefits then owing to Executive and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Executive, such amounts shall not exceed the total value of Severance Benefits Executive received. Such remedies shall not be deemed the exclusive remedies for a breach of this Article II but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article II, then the Company shall resume Severance Benefits due under the Plan and pay to Executive and Executive’s spouse, if applicable, all Severance Benefits that had been suspended pending such determination.

ARTICLE III
STATEMENTS CONCERNING THE COMPANY

3.1 Statements Concerning the Company. Subject to Section 2.3(d) above, Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such

EXHIBIT 10.5
affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. The Company agrees that the members of the Board and the Company’s named executive officers, while serving in such capacity for the Company, shall not make negative comments about Executive or otherwise disparage Executive in any manner that is likely to be harmful to Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

3.2 Enforcement Rights. A violation or threatened violation of this Article III may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE IV
NON-COMPETITION AGREEMENT

4.1 Definitions. As used in this Article IV, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and its affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on Executive’s Termination of Employment, the products and services provided by the Company and its affiliates at the time of such Termination of Employment and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company and a period of 2 years following Executive’s Termination of Employment.

“Restricted Area” means any geographic area within a 100-mile radius of any location where the Company or its affiliates engages in the Business, and for which Executive has or had responsibilities, during the period of Executive’s employment.

4.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article IV in consideration for the Confidential Information provided by the Company to Executive pursuant to Article II of this Agreement, to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to

EXHIBIT 10.5
Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, to protect the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates and as an additional incentive for the Company to enter into this Agreement and provide Severance Benefits.

(a) Subject to the exceptions set forth in Section 4.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b) Notwithstanding the restrictions contained in Section 4.2(a) above, Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 4.2(a) above, provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(d) The restrictions contained in this Section 4.2 shall not apply to any product or service that the Company provided during Executive’s employment but that the Company no longer provides at Executive’s Termination of Employment.

(e) Before accepting employment with any other person or entity while employed by the Company during the Prohibited Period, Executive will inform such person or entity of the restrictions contained in this Article IV.

4.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 4.2 above are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article IV by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article IV by terminating Severance Benefits then owing to Executive and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Executive, such amounts shall not exceed the total value of Severance Benefits Executive received. Such remedies shall not be deemed the exclusive remedies for a breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article IV, then the Company shall resume the Severance Benefits due under the Plan and pay to Executive all Severance Benefits that had been suspended pending such determination.

EXHIBIT 10.5
4.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article IV. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article IV are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article IV be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article IV invalid or unenforceable.

4.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article IV would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect Severance Benefits to Executive under the Plan.

ARTICLE V
DISPUTE RESOLUTION

5.1 Arbitration. Except as otherwise provided in this Article V, any and all claims or disputes between Executive and the Company or its parents, subsidiaries and affiliates (including, without limitation, the validity, scope, and enforceability of this Article V and claims arising under any federal, state or local law prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration by a single arbitrator in Denver, Colorado, in accordance with the rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitrator shall have the power to gather such materials, information, testimony, and evidence as he or she deems relevant to the dispute before him or her, and each party will provide such materials, information, testimony, and evidence requested by the arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege. The arbitrator shall apply the substantive law of the State of Colorado (excluding Colorado choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law of competent jurisdiction; provided that the parties agree that the arbitrator and any court enforcing the award of the arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. In the event either party must resort to the judicial

EXHIBIT 10.5
process to enforce the provisions of this Agreement, the award of an arbitrator, or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. Executive and the Company explicitly recognize that no provision of this Article V shall prevent either party from seeking to resolve any dispute relating to Article II or Article IV of this Agreement in a court of law. Executive and the Company further acknowledge and agree that a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Article V, and this Article V shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Article V.

5.2 Waiver of Jury Trial. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY EXECUTIVE.

ARTICLE VI
MISCELLANEOUS

6.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	the last known residential address reflected in the Company’s records.

If to the Company, addressed to:	Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, CO 80202
Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

6.2 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Colorado.

6.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

EXHIBIT 10.5
6.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

6.6 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

6.7 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

6.8 Successors; Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. In addition, the Company may assign this Agreement to any other affiliate of the Company at any time without the consent of Executive, and any assign of the Company shall be deemed to be the Company for purposes of this Agreement. Except as provided in the foregoing sentences of this Section 6.8, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. Each affiliate of the Company shall be a third party beneficiary of, and may directly enforce, Executive’s obligations under Article II, Article III and Article IV of this Agreement.

6.9 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles II, III, IV, and V of this Agreement shall survive any termination of Executive’s employment relationship and/or of this Agreement.

6.10 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

6.11 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

[Signatures begin on next page.]

EXHIBIT 10.5
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXTRACTION OIL & GAS, INC.

By:
Name:
Title:

EXECUTIVE

SIGNATURE PAGE TO
RESTRICTIVE COVENANT AGREEMENT

EXHIBIT 10.5
SCHEDULE B TO EXECUTIVE SEVERANCE PLAN

The Non-CIC Applicable Factor is determined based on the Plan Administrator’s designation of the Participant into one of the tiers set forth below as follows:

Position	Non-CIC Applicable Factor
Tier I	24
Tier II	20
Tier III	16
Tier IV	9

EXHIBIT 10.5
SCHEDULE C TO EXECUTIVE SEVERANCE PLAN

The CIC Applicable Factor is determined based on the Plan Administrator’s designation of the Participant into one of the tiers set forth below as follows:

Position	CIC Applicable Factor
Tier I	36
Tier II	30
Tier III	24
Tier IV	16